Exhibit 10.21
December 20, 2005
Mr. David D. Clark
501 Contention Lane
Berwyn, PA 19312
Dear Mr. Clark:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) and its parent, SunCom Wireless Holdings, Inc. (f/k/a Triton PCS Holdings, Inc.) (“SunCom”), dated May 24, 2001 to be effective as of January 1, 2000 (the “Original Employment Agreement”) and thereafter amended by a certain Letter Agreement (the “2003 Letter Agreement”) dated May 6, 2003 and a certain Letter Agreement (the “2005 Letter Agreement”) dated December 2, 2005. The Original Employment Agreement as amended by the 2003 Letter Agreement and 2005 Letter Agreement is referred to herein as the “Existing Employment Agreement”.
     The Existing Employment Agreement’s current term of three (3) years is scheduled to expire on February 3, 2006 and was scheduled to automatically extend for a one-year renewal term in the absence of either party providing a notice of nonrenewal prior to the close of business today. You and the Company have decided not to renew your employment agreement and instead, you, the Company and SunCom have mutually determined to terminate your employment with the Company.
     In light of your past services as their Chief Financial Officer, SunCom and the Company hereby agree pursuant to this letter agreement (this “Agreement”) to the following terms and conditions of your separation from employment:
     1. Separation. As of the date of this Agreement, you will cease to serve as Chief Financial Officer, Executive Vice President and Secretary of the Company. You will resign your employment with the Company effective as of February 3, 2006 (the “Separation Date”). From the date of this Agreement through your Separation Date, you will assist the interim Chief Financial Officer in assuming his duties for the Company and perform such other services consistent with your transition as may be reasonably directed by the Chief Executive Officer and during such time you will continue to be subject to applicable policies of SunCom and the Company. As of the Separation Date, you will cease to be an officer of SunCom, the Company and their subsidiaries and affiliates, as applicable. The Company will provide you with a reasonable opportunity to review and comment on any announcement or press release relating to your separation from employment. However, the terms of any announcement, press release or other disclosure that may be required under applicable Securities and Exchange Commission rules and regulations shall be determined by the Company in its sole discretion.
     2. Severance Pay. In connection with your separation, the Company will pay or provide the compensation set forth in this Section. All payments made in accordance with this Section shall be subject to applicable withholding. To the extent any payments provided under

Mr. David D. Clark
December 20, 2005

the terms of this Agreement are considered “deferred compensation” subject to the provisions of Section 409A of the Internal Revenue Code, it is the intent of the parties that these payments comply with Section 409A and the following should be interpreted accordingly.
          (a) The Company will pay to you all base salary earned but unpaid as of your Separation Date together with an amount equal to the value of your accrued but unpaid vacation as of such date. In addition, the Company will pay you your annual bonus earned for 2005 of two hundred fifty eight thousand five hundred dollars ($258,500). You will also be reimbursed for any unreimbursed business expenses in accordance with the Company’s standard policies and procedures. Your bonus payment will be made on or about January 15, 2006 and the remainder of the amounts described in this Section 2(a) shall be paid in a single lump-sum within ten (10) days following the Separation Date.
          (b) In addition to the foregoing, the Company will pay you an amount of Two Hundred Fifty-Eight Thousand Five Hundred Dollars ($258,500) representing one-year’s base salary. One half of such amount, one hundred twenty nine thousand two hundred and fifty dollars ($129,250), shall be paid in a single lump-sum on or shortly after August 3, 2006. The remaining one hundred twenty nine thousand two hundred and fifty dollars ($129,250) shall be paid in the equal biweekly installments during the six-month period beginning on August 3, 2006 and shall be paid on such dates and in such manner as consistent with SunCom’s normal payroll practices for its executives.
          (c) With respect to all outstanding awards of restricted stock under SunCom’s Stock and Incentive Plan or similar equity incentive arrangement, as of your Separation Date the vested portion of those awards will be determined as if you had continued to provide services to SunCom and the Company through and including May 1, 2006 such that as of your Separation Date, you will be vested in such additional SunCom shares as identified on Schedule A attached hereto. SunCom and the Company shall take such actions as may be necessary to provide for the acceleration of vesting as described herein. Any portion of any award that is not vested as of your Separation Date shall be forfeited in accordance with the terms of your awards.
          (d) You shall be entitled to retain the property of SunCom identified on the Schedule B attached hereto; provided however, that prior to your Separation Date, you agree to provide the Company with access to such property for the purpose of removal of any software installed under a license with the Company, any confidential information of the Company, or any other property of the Company located within or accessible by such devices. In addition, the Company will continue your phone service on the terms and conditions in effect as of the date of this Agreement through the first day of the month following your Separation Date and thereafter, you will be solely responsible for any costs, fees or expenses associated with such service.
          (e) During the period from the Separation Date until February 2, 2007, you will be entitled to continue to participate in SunCom’s health care insurance and benefits plans in the same manner (including, but not limited to applicable employee contributions, copayments, and deductibles) as before your Separation Date, subject to such changes as may be made for other executives of SunCom on or after that date. Any contributions required from you to maintain coverage during the period following your Separation Date shall be deducted from the

Mr. David D. Clark
December 20, 2005

payments scheduled to be made under Section 2(b) above. Following such twelve-month period, you will be entitled to continue your health care coverage as may otherwise be permitted under “COBRA” as such coverage is required under Internal Revenue Code Section 4980B. In addition to the health insurance coverage described above, you will be eligible to receive benefits under retirement and other welfare benefit plans maintained by the Company in accordance with the terms of such plans as in effect on your Retirement Date.
          (f) The Company will provide you with the services of a nationally-recognized outplacement consulting firm mutually agreed to by you and Company during the nine-month period following the Separation Date; provided that the cost to the Company in connection therewith shall not exceed $25,000. Any payments under the terms of this subsection shall be made by the Company directly to the outplacement consulting firm.
     3. Benefits upon Termination under Existing Employment Agreement. You acknowledge and agree that the payments and benefits to be provided to you under Section 2 above shall be in lieu of and discharge any obligations of the Company and/or SunCom to you under the Existing Employment Agreement for any further compensation, unused vacation, severance pay, or any other expectations of remuneration or benefit; provided that you will remain entitled to receive the tax-related services described in Section 4(b) of the Existing Employment Agreement for tax year 2005; provided further that such tax-related services are used within the nine-month period following your Separation Date.
     4. Cooperation. You agree, upon reasonable request, to provide to SunCom and the Company and its parent companies, subsidiaries and affiliates truthful and complete cooperation in any matters arising out of or related to your activities while employed by the Company, whether or not such matters have been commenced as of your Separation Date, including, without limitation, any litigation or arbitration or any financial or accounting related matters. The Company shall use commercially reasonable efforts to schedule any services requested under this Section 4 at such times and locations as shall not unreasonably interfere with your business or personal affairs. You agree that you will provide up to a maximum of forty-eight (48) hours of additional services following your Separation Date under this Section 4 without any additional payment or remuneration for such services (other than reimbursement for expenses as provided herein). In the event that you provide additional services in excess of the foregoing limitation, you shall be entitled to payment for such additional services at the rate of One Thousand Dollars ($1,000) for each full day (eight hours or more) of service and Five Hundred Dollars ($500) for each half-day (less than eight hours) of service. You will be entitled to reimbursement for the out-of-pocket expenses you reasonably incur in connection with providing services as provided in this Section 4.
     5. Release. As a material inducement to SunCom and the Company to enter into this Agreement and in consideration for the payments contained herein, you, on behalf of yourself, your heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the “Executive Parties”), hereby irrevocably and unconditionally release SunCom, the Company and their current, former and future parent companies, subsidiaries and affiliates, together with all of their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys,

Mr. David D. Clark
December 20, 2005

representatives, predecessors, successors, related entities, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the “SunCom Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any such claims arising out of or related to your service as an officer and director of SunCom and its affiliates or your employment with the Company or the ending of that employment including, but not limited to: rights under federal, state or local laws prohibiting discrimination, including, without limitation, discrimination on the basis of age as prohibited by the Age Discrimination in Employment Act, which as of the date you sign this Agreement, you have, own, or hold or claim to have, own or hold, or which you at any time prior thereto, had owned or held, or claimed to have had, owned or held against the SunCom Parties (an “Executive Claim”), but excluding:
          (a) Claims by you for vested retirement plan benefits under the Company’s tax-qualified retirement plan;
          (b) Claims for any of the payments or benefits to be provided hereunder or those relating to SunCom’s or the Company’s breach hereof;
          (c) Claims for benefits under any insured group health plan maintained by the Company, including any right to continuation coverage under COBRA;
          (d) Claims for indemnification under the terms of Section 4(d) of the Existing Employment Agreement;
          (e) Claims under any liability insurance policy maintained in accordance with Section 4(e) of the Employment Agreement; or
          (f) Claims by you for indemnification to the extent that SunCom or the Company has provided such indemnification pursuant to the terms of its bylaws, a resolution of the board of directors or any directors and officers liability policy maintained by SunCom or the Company or as provided in Section 6 herein.
          You further agree to waive irrevocably any right to recover under any Executive Claim that may be filed on your behalf by or with the EEOC, any court or any other federal, state or local government entity, or otherwise, relating to your employment with the Company or the ending of that employment (e.g., in the event that a class action is brought against the Company in which you are a member of the class). The above notwithstanding, nothing in this Agreement shall be construed to prevent a challenge to the knowing and voluntary nature of this Agreement or to prevent an action to ensure either party’s compliance with the terms of this Agreement.
          You acknowledge that the amounts provided for under the terms of this Agreement are in excess of compensation you would have otherwise been entitled to under the terms of your Existing Employment Agreement and that the payment of such excess compensation and benefits is made in consideration for your execution of this Agreement

Mr. David D. Clark
December 20, 2005

including the release contained in this Section 5 and the execution of an additional release on or shortly after your Separation Date which release shall be substantially in the form attached hereto as Schedule C (the “Additional Executive Release”). Should you refuse to sign the Additional Executive Release on or shortly after your Separation Date, or you revoke the Additional Executive Release under the terms thereof, the Company shall have no obligation to provide the compensation and benefits provided hereunder. However, any refusal to sign the Additional Executive Release shall not invalidate or otherwise affect any other term or provision of this Agreement, all of which terms and provisions shall remain in full force and effect, including without limitation, the release provided for in this Section 5.
     6. Indemnification and Insurance.
          (a) Notwithstanding any other obligation to provide you with indemnification or protection under any directors and officers liability policy, SunCom shall indemnify you to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on an individual with respect to an employee benefit plan) and amounts paid in settlement in connection with any threatened, pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative arising in connection with or by reason of the fact that you are or were an officer or director of SunCom, the Company, or their respective affiliates. If any claim is asserted for which you reasonably believe in good faith that you are entitled to be indemnified, SunCom shall pay your reasonable legal expenses (or cause such expenses to be paid) on a quarterly basis; provided that you shall reimburse SunCom for such amounts if you are found by a final, non-appealable order of a court of competent jurisdiction not to be entitled to indemnification.
          (b) SunCom shall use its reasonable best efforts to ensure that you are covered under any directors’ and officers’ liability policy maintained by SunCom or the Company for a period of ten years following your Separation Date to the same extent that you would have been eligible for such coverage had you remained employed by the Company; provided that the obligation to provide such coverage is conditioned upon the availability of such liability coverage that includes you as an insured person thereunder on commercially reasonable terms as determined by SunCom in its sole discretion.
     7. No Complaints. You represent that you have not filed any complaints or charges or lawsuits against SunCom, the Company or any other SunCom Party with any governmental agency or court and you have not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein you have against SunCom, the Company or any other SunCom Party.
     8. Company’s Remedies. You acknowledge and agree that the payments and benefits to be provided pursuant to Section 2 hereof are subject to termination, reduction or rescission in the event you violate any of the material terms of this Agreement. In the event of such a violation by you, you will forfeit all payments or benefits not yet provided immediately upon your breach of the Agreement.

Mr. David D. Clark
December 20, 2005

     9. Non-Disparagement. You agree that you will not make any disparaging or defamatory comments about SunCom or the Company, or any of their officers, directors, management, or employees, nor will you authorize, encourage or participate with anyone on your behalf to make such statements. Each of SunCom and the Company agrees that no member of the Board of Directors of SunCom nor any of the officers of either SunCom or the Company will make any disparaging or defamatory comments about you and will not authorize, encourage or participate with anyone to make such statements.
     10. Reliance. You represent and acknowledge that you understand the terms of the Agreement and have been given an opportunity to ask questions of the representatives of SunCom and the Company. You have been advised to consult with an attorney prior to signing this Agreement; whether you choose to do so is your decision. You further represent that in signing this Agreement you do not rely, and have not relied, upon any representation or statement not set forth in this Agreement made by any representative of SunCom or the Company or any other SunCom Party with regard to the subject matter, basis or effect of this Agreement or otherwise. You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement. This Agreement is knowingly and voluntarily entered into by all parties.
     11. Securities Filings; Stock Sale Restrictions. The parties will cooperate in making any filings that may be required relating to any acquisition or disposition by you of any securities of SunCom on or after your Separation Date, including but not limited to any Form 144 filings and any Forms 4 and 5 filings. Except pursuant to the 2003 Letter Agreement and applicable federal and state securities laws, there are no agreements between you and SunCom restricting the sale or other disposition by you of any securities of SunCom you now own. SunCom and the Company acknowledge and agree that Section 4 of the 2003 Letter Agreement shall not be effective or binding upon you from and after the date hereof. You acknowledge that as the result of your position with the Company, you may have obtained material nonpublic information and to the extent you are in possession of material nonpublic information, you acknowledge that you may be precluded from trading in shares of SunCom stock and agree to comply with applicable securities laws regarding such information.
     12. Restrictive Covenants. Notwithstanding anything contained in this Agreement, the restrictive covenants contained in Section 6 of the Existing Employment Agreement shall remain in full force and effect following your Separation Date in accordance with their terms, subject, however, to the following modifications to be effective as of the date hereof:
          (a) Section 6(a) of the Existing Employment Agreement is hereby deleted in its entirety;
          (b) The duration of the non-solicitation obligation relating to employees of the Company under Section 6(d) of the Existing Employment Agreement shall be the Employment Period plus a period of two (2) years following the Separation Date;

Mr. David D. Clark
December 20, 2005

          (c) The duration of the non-solicitation obligation relating to Customers of the Company under Section 6(e) of the Existing Employment Agreement shall be the Employment Period plus a period of two (2) years following the Separation Date; and
          (d) Your obligation not to solicit the business of the Company’s Customers pursuant to Section 6(e) of the Existing Employment Agreement shall be limited to solicitations relating to the sale (or prospective sale) of products and/or services to such Customers that are competitive with to the products and services provided by the Company as of the Separation Date.
     13. Entire Agreement. This Agreement sets forth the entire agreement between the Parties and, except as expressly provided herein, fully supersedes any and all prior agreements, understandings or arrangements among the parties relating to the subject matter of this Agreement, including, the Existing Employment Agreement except to the extent provided in Section 8(a) of the Original Employment Agreement as the same may be modified herein.
     14. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to rules regarding conflicts of law.
          (b) The provisions of this Agreement are severable and if any part of it is found to be unenforceable, by a court of competent jurisdiction, such provision shall be modified by such court so that it is enforceable to the fullest extent permitted by applicable law, and the other provisions of the Agreement shall remain fully valid and enforceable; provided however, that if the release provided for in Section 5 above (or any part thereof) is found to be invalid, the parties shall negotiate a modification to such release to ensure the maximum enforceability permitted by law.
          (c) Neither this Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by all parties. Any waiver of any term or provision of this Agreement must be in writing and signed by the party granting the waiver.
          (d) This Agreement shall be binding upon you and your heirs, administrators, representatives, executors and assigns and shall inure to the benefit of SunCom and the Company, their parent companies, subsidiaries and affiliates and to their successors and assigns.
          (e) For a period of seven days after the date you sign this Agreement, you have the right to revoke this Agreement by delivering written notice of revocation to the attention of the Chairman of the Board of Directors of SunCom at SunCom’s principal executive offices by midnight on the seventh day after you sign this Agreement. The Agreement shall not be effective or enforceable and, subject to the payment dates listed hereunder, you shall not be entitled to any payments hereunder until seven days have passed from the date you sign the Agreement and you have not revoked the Agreement during such seven-day period.

Mr. David D. Clark
December 20, 2005

     15. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally against receipt, by nationally-recognized overnight courier, or by registered mail, return receipt requested, and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with this Section 15):
If to SunCom or the Company, to the attention of the Chairman of the
Board of Directors of SunCom at SunCom’s principal executive offices, with a copy to:
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Washington, D.C. 20036
Attention: Leonard J. Baxt, Esq.
Facsimile: (202) 776-2222
If to Executive:
Mr. David D. Clark
501 Contention Lane
Berwyn, PA 19312
with a copy to:
Kleinbard Bell & Brecker LLC
1900 Market Street, Suite 700
Philadelphia, PA 19103
Attention: Howard J. Davis, Esq.
Facsimile: (215) 568-0140
[Signatures Contained on Next Page]

Mr. David D. Clark
December 20, 2005

     You may evidence your acceptance of this Agreement by executing this Agreement where provided below and returning it to me.

SunCom Wireless Holdings, Inc.
By:	/s/ Michael E. Kalogris
Michael E. Kalogris
Chairman of the Board of Directors & Chief Executive Officer

SunCom Wireless Management Company, Inc.
By:	/s/ Michael E. Kalogris
Michael E. Kalogris, Chief Executive Officer

/s/ David D. Clark
DAVID D. CLARK

Schedule A
Accelerated Vesting
     As of your Separation Date, you will be vested in the following shares in accordance with the terms of your agreements with SunCom:

Vesting Date	Vested Shares
May 1, 2006	92,500
TOTAL	92,500

Schedule B
Company Property Retained by Executive
     As of your Separation Date, you shall be entitled to retain the following items of SunCom property:
          One (1) laptop computer;
          One (1) Treo 650 smartphone; and
          One (1) HP printer.

Schedule C
Additional Executive Release
Release Agreement
     This Release Agreement is made and entered into by David D. Clark (the “Executive”).
     WHEREAS, SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) and its parent, SunCom Wireless Holdings, Inc. (f/k/a Triton PCS Holdings, Inc.) (“SunCom”) have entered into a Letter Agreement dated December 20, 2005 (the “Letter Agreement”) under which the Executive will be provided certain compensation and benefits, if the Executive, among other things, signs a release agreement on or shortly after his last day of employment with the Company;
     WHEREAS, the Executive has satisfied the other conditions under the Letter Agreement, the Executive’s employment with the employer has ended and the Executive will receive the compensation and benefits provided under the Letter Agreement if he executes this Release Agreement and does not revoke it as provided herein.
     NOW THEREFORE, in consideration of the mutual promises contained in the Letter Agreement, it is agreed as follows:
1. The Executive, on behalf of himself, his heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively, the “Executive Parties”), hereby irrevocably and unconditionally release SunCom, the Company and their current, former and future parent companies, subsidiaries and affiliates, together with all of their current, former and future employees, directors, partners, members, shareholders, officers, agents, attorneys, representatives, predecessors, successors, related entities, assigns, and the like, and all persons acting by, through, under or in concert with any of them (collectively, the “SunCom Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any such claims arising out of or related to the Executive’s service as an officer and director of SunCom and its affiliates or the Executive’s employment with the Company or the ending of that employment including, but not limited to: rights under federal, state or local laws prohibiting discrimination, including, without limitation, discrimination on the basis of age as prohibited by the Age Discrimination in Employment Act, which as of the date the Executive signs this Release Agreement, the Executive has, owns, or holds or claims to have, own or hold, or which the Executive at any time prior thereto, had owned or held, or claimed to have had, owned or held against the SunCom Parties (an “Executive Claim”), but excluding:
a. Claims for vested retirement plan benefits under the Company’s tax-qualified retirement plan;

b. Claims for any of the payments or benefits to be provided under the Letter Agreement or those relating to SunCom’s or the Company’s breach of the Letter Agreement;
c. Claims for benefits under any insured group health plan maintained by the Company, including any right to continuation coverage under COBRA;
d. Claims for indemnification under the terms of Section 4(d) of the Existing Employment Agreement;
e. Claims under any liability insurance policy maintained in accordance with Section 4(e) of the Employment Agreement; or
f. Claims by you for indemnification to the extent that SunCom or the Company has provided such indemnification pursuant to the terms of its bylaws, a resolution of the board of directors or any directors and officers liability policy maintained by SunCom or the Company or as provided in Section 6 of the Letter Agreement.
2. The Executive further agrees to waive irrevocably any right to recover under any Executive Claim that may be filed on his behalf by or with the EEOC, any court or any other federal, state or local government entity, or otherwise, relating to the Executive’s employment with the Company or the ending of that employment (e.g., in the event that a class action is brought against the Company in which the Executive is a member of the class). The above notwithstanding, nothing in this Release Agreement shall be construed to prevent a challenge to the knowing and voluntary nature of this Release Agreement or to prevent an action to ensure either party’s compliance with the terms of this Release Agreement.
3. The Executive represents that he has not filed any complaints or charges or lawsuits against SunCom, the Company or any other SunCom Party with any governmental agency or court and has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein he has against SunCom, the Company or any other SunCom Party.
4. The Executive represents and acknowledges that he understand the terms of this Release Agreement and has been given an opportunity to ask questions of the representatives of SunCom and the Company. The Executive has been advised to consult with an attorney prior to signing this Release Agreement; whether he chooses to do so is his decision. The Executive further represents that in signing this Release Agreement he does not rely, and has not relied, upon any representation or statement not set forth in this Release Agreement made by any representative of SunCom or the Company or any other SunCom Party with regard to the subject matter, basis or effect of this Release Agreement or otherwise. The Executive acknowledges that he has been given at least twenty-one (21) days to consider this Release Agreement. This Release Agreement is knowingly and voluntarily entered into by all parties.
5. For a period of seven days after the date the Executive signs this Release Agreement, he has the right to revoke this Release Agreement by delivering written notice of revocation to the attention of the Chairman of the Board of Directors of SunCom at SunCom’s principal executive offices by midnight on the seventh day after the Executive signs this Release Agreement. The Release Agreement shall not be effective or enforceable and, subject to the payment dates provided under the Letter Agreement, the Executive shall not be entitled to any payments hereunder until seven days have passed from the date he signs this Release Agreement and has not revoked this Release Agreement during such seven-day period.
6. Capitalized terms used in this Release Agreement shall have the same meaning as provided under the Letter Agreement except as otherwise expressly provided herein.
7. This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to rules regarding conflicts of law.
8. The provisions of this Release Agreement are severable and if any part of it is found to be unenforceable, by a court of competent jurisdiction, such provision shall be modified by such court so that it is enforceable to the fullest extent permitted by applicable law, and the other provisions of this Release Agreement shall remain fully valid and enforceable.
9. Neither this Release Agreement nor any part of it may be modified, amended, changed or terminated orally, and any modification, amendment, or termination must be in writing signed by all parties. Any waiver of any term or provision of this Release Agreement must be in writing and signed by the party granting the waiver.
10. This Release Agreement shall be binding upon the Executive and his heirs, administrators, representatives, executors and assigns and shall inure to the benefit of SunCom and the Company, their parent companies, subsidiaries and affiliates and to their successors and assigns.
EXECUTIVE

David D. Clark	Date